GEORGIA-PACIFIC CORPORATION

                      Officers' Certificate

     Pursuant to Sections 102 and 301 of the Indenture dated as of March 1, 1983, as amended (the "Indenture"), between Georgia-Pacific Corporation (the "Corporation") and The Bank of New York, as successor Trustee, the Vice President and Treasurer and the Vice President, Deputy General Counsel and Secretary of the Corporation each hereby certifies as follows:

      (1) He has read all provisions in the Indenture relating to conditions precedent to the authentication and delivery of $500,000,000 aggregate principal amount of the Corporation's 7 3/4% Debentures Due November 15, 2029 (the "Debentures") and the definitions in the Indenture relating thereto and has made such investigation as he considered necessary in connection with the delivery hereof.

      (2)   In  his  opinion, he has made such  examination  or
investigation as is necessary to enable him to express an informed opinion as to whether or not provisions in the
Indenture relating to conditions precedent to the authentication and delivery of the Debentures under the Indenture have been complied with.

     (3) In his opinion, such provisions have been complied with.

      (4) Pursuant to resolutions adopted by the Board of Directors of the Corporation (or the Executive Committee thereof) at meetings duly called and held on February 24, 1983, July 26, 1986, July 25, 1988, January 29, 1992, and June 24,
1999 and by the Pricing Committee at a meeting duly called and held on November 5, 1999, the terms of the Debentures to be issued under the Indenture shall be as follows:

          (i)  The title of the Debentures is "7 3/4%
          Debentures Due November 15, 2029".

          (ii) The Debentures are to be issued in, and limited to, an aggregate principal amount of $500,000,000 (except for Debentures authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Debentures pursuant to the terms of the Indenture).

          (iii)      The unpaid principal of the Debentures  is
          payable  on  November  15,  2029,  subject   to   the
          provisions of the Indenture respecting acceleration.

          (iv) The Debentures shall bear interest at a rate of 7 3/4% per annum from November 10, 1999, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2000 to holders of record on May 1 or November 1, as the case may be, next preceding such Interest Payment Date.

          (v) Principal (and premium, if any) and interest on the Debentures are payable at the Corporate Trust Office of the Trustee in the Borough of Manhattan, City of New York, provided, however, that at the option of the Corporation such payment may be made by check mailed to the Person entitled thereto as provided in the Indenture.

          (vi) The Debentures will be redeemable, in whole or from time to time in part, at the option of the Corporation at any time at a redemption price equal to the greater of (a) 100% of the principal amount of the Debentures to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the that certain Terms Agreement dated November 5, 1999, by and among Morgan Stanley & Co. Incorporated and Warburg Dillon Read LLC for themselves, and as representatives of the Underwriters, and the Corporation) plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption; provided that installments of interest on the Debentures which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of the Debentures, registered as such on the close of business on the relevant record date according to their terms and the provisions of the Indenture.

          (vii) The Debentures will not be entitled to the benefit of any sinking fund.

          (viii) The Debentures, on original issuance, will be issued in the form of one or more fully registered Global Debentures, to be delivered to the Depositary by, or on behalf of, the Corporation. Such Global Debenture shall initially be registered on the books and records of the Corporation in the name of Cede & Co., the nominee of the Depositary, and no Beneficial Owner of the Debenture will receive a definitive Debenture representing such Beneficial Owner's interest in such Global Debenture, except as provided in the prospectus for the Debentures, dated June 30, 1999, as supplemented by the prospectus supplement dated November 5, 1999.

          As used herein:

          "Beneficial Owners" means, with respect to a Global Debenture, a Person who is the beneficial owner of a book-entry interest in the Global Debenture as reflected on the books of the Clearing Agency or on the books of a Person maintaining an account with such Clearing Agency (directly as a Clearing Agency participant or as an indirect participant, in each case in accordance with the rules of such Clearing Agency).

          "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Securities Exchange Act that is acting as a depositary for the Debentures and in whose name, or in the name of a nominee of that organization, shall be registered a Global Debenture and which shall undertake to effect book entry transfers and pledges of the Debentures.

          "Depositary"means The Depository Trust Company until another Clearing Agency becomes its successor.

          "Global Debenture" means a Debenture that evidences all or part of the Debentures and is registered in the name of a Clearing Agency or a nominee thereof.

     Capitalized terms not otherwise defined herein have the meanings specified in the Indenture.

     (remaining space on this page left blank intentionally)

      IN WITNESS WHEREOF, we have hereunto signed our names the 10th day of November, 1999.

                    By:  /s/ Phillip M. Johnson
                         Phillip M. Johnson
                         Vice President and Treasurer



                    By:  /s/ Kenneth F. Khoury
                         Kenneth F. Khoury
                         Vice President, Deputy General Counsel
                            and Secretary